195 Church Street
New Haven, CT  06510
www.newalliancebank.com

PRESS RELEASE

Contact:
Brian S. Arsenault
Executive Vice President
NewAlliance Bank
203 789 2733

NewAlliance to Present at Investor Conferences

NEW HAVEN, CT, September 13, 2004 - NewAlliance Bancshares, Inc. (NASDAQ:NABC) announced today that members of its senior management team will present at two September investor conferences.

Peyton R. Patterson, the Company’s Chairman, President and Chief Executive Officer, will present at investment firm CL King’s "Best Ideas Conference" at The Omni Berkshire Hotel in New York City at 3:25 p.m. Eastern Time on September 21, 2004.

A replay of the Company’s presentation will be available starting September 22, 2004 at http://www.wsw.com/webcast/clk/nabc/. The archived webcast will also be available at the Company’s website: http://www.newalliancebank.com , in the Investor Relations section, for two weeks.

Ms. Patterson and Merrill B. Blanksteen, the Company’s Chief Financial Officer, will present at RBC Capital Markets Financial Institutions Conference at the Harbor View Hotel in Edgartown on Martha’s Vineyard, Massachusetts at 9 a.m. Eastern Time on September 29, 2004.

A live audio webcast of the conference will be available at http://wsw.com/webcast/dr24/nabc/ and at NewAlliance’s website noted above. The webcast will be archived and the Company’s presentation will be available at the Company’s website in the Investor Relations section at the time of the conference and for 30 days after.

NewAlliance Bancshares is a New Haven, Connecticut headquartered regional banking and financial services company. It is the parent company of NewAlliance Bank, which has a rich history of community banking since 1838, and is Connecticut’s fifth largest bank formed earlier this year through the union of New Haven Savings Bank, Savings Bank of Manchester and Tolland Bank. The Bank has 65 offices in the five counties of Hartford, Middlesex, New Haven, Tolland and Windham. At June 30, 2004, the Company had $6.4 billion in assets and $3.8 billion in deposits.